EXHIBIT 1.a(3)(c)



Commission Schedule:

Commissions are payable on premiums paid up to the target premium only. No commissions are paid on premium in excess of the target premium. Any time a new coverage segment is created, premiums allocated to that segment will be commissionable up to that segment's target premium. The commission rates as a percent of premium are given in a table below.


         POLICY YEAR OF COVERAGE                       COMMISSION RATE
                 SEGMENT
                    1                                        12%
                  2 - 4                                      10%
                  5 - 10                                      2%
                   11+                                        0


Annual trail commission rates as a percent of the net account value:


               POLICY YEAR                          TRAIL COMMISSION RATE
                 1 - 20                                     0.20%
                   21+                                      0.10%